     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2002.



                                                      REGISTRATION NO. 333-87242

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ENTERTAINMENT PROPERTIES TRUST
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                          MARYLAND                                                    43-1790877
      (State or Other Jurisdiction of Incorporation or                   (I.R.S. Employer Identification No.)
                        Organization

                         30 W. PERSHING ROAD, SUITE 201
                          KANSAS CITY, MISSOURI 64108
                                 (816) 472-1700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            GREGORY K. SILVERS, ESQ.
                   VICE PRESIDENT, SECRETARY, GENERAL COUNSEL
                         AND CHIEF DEVELOPMENT OFFICER
                         ENTERTAINMENT PROPERTIES TRUST

                         30 W. PERSHING ROAD, SUITE 201

                          KANSAS CITY, MISSOURI 64108
                                 (816) 472-1700
 (Name, address, including zip code, and telephone number, including area code, of agent for service).

                                WITH A COPY TO:

                                MARC SALLE, ESQ.
                                 KUTAK ROCK LLP
                        444 WEST 47TH STREET, SUITE 200

                          KANSAS CITY, MISSOURI 64112


                                 (816) 502-4610


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement pursuant to Rule 415.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
                                                  AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
    TITLE OF SECURITIES TO BE REGISTERED         REGISTERED(1)       PER SECURITY(2)       OFFERING PRICE         FEE(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
Common shares of beneficial interest,
  preferred shares of beneficial interest,
  warrants and debt securities(4)............     $125,000,000             100%             $125,000,000           $11,500
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes an indeterminate amount and number of common shares, preferred shares, warrants and debt securities as may be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $125,000,000 plus such indeterminate amount and number of common shares as may be issued upon exercise of warrants or upon conversion of any preferred shares or debt securities issued hereunder, plus an indeterminate amount and number of debt securities and/or preferred shares that may be issued upon exercise of warrants, plus an indeterminate amount and number of preferred shares that may be issued upon conversion of debt securities. Includes, in the case of securities issued at an original issue discount, such greater principal amount as shall result in an aggregate public offering price not exceeding $125,000,000.

(2) Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered.


(3) $3160 remitted with the original filing of this Form S-3. $8340 previously remitted in connection with a registration statement on Form S-3 originally filed by the registrant on May 18, 1999 (File Number 333-78727), which amount relates to securities remaining unsold in the offering contemplated thereby and deregistered hereby which is offset against the currently due filing fee pursuant to Rule 457(p) under the Securities Act of 1933.


(4) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), DETERMINES.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 17, 2002


PROSPECTUS

                                  $125,000,000

                         ENTERTAINMENT PROPERTIES TRUST

         COMMON SHARES, PREFERRED SHARES, WARRANTS AND DEBT SECURITIES

                             ---------------------

     Entertainment Properties Trust is a self-administered real estate investment trust formed to invest in entertainment-related properties. EPR's real estate portfolio is comprised of 31 megaplex theatre properties, including one joint venture property, located in 12 states, one entertainment-themed retail center located in Westminster, Colorado, and land parcels and related properties adjacent to several of our theatre properties.

     To preserve our qualification as a real estate investment trust for federal income tax purposes and for other purposes, we impose restrictions on ownership of our common and preferred shares. See "Description of Securities" and "Federal Income Tax Consequences" in this Prospectus.

     Through this Prospectus, we may periodically offer common shares of beneficial interest, preferred shares of beneficial interest, warrants or debt securities. The maximum aggregate initial public offering price of the securities we may offer through this Prospectus will be $125,000,000.

     The securities may be sold directly or through agents, underwriters or dealers. If any agent or underwriter is involved in selling the securities, its name, the applicable purchase price, fee, commission or discount arrangement, and the net proceeds to the Company from the sale of the securities will be described in a Prospectus Supplement. See "Plan of Distribution."


     Our common shares are traded on the New York Stock Exchange under the ticker symbol EPR. The last reported sales price of our common shares on May 13, 2002 was $22.90 per share.


     We have paid regular quarterly dividends to our common shareholders. See "About EPR" and "Description of Securities."


     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE THE "RISK FACTORS" BEGINNING ON PAGE 3.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is May   , 2002.

                               TABLE OF CONTENTS


                                                              PAGE NO.
                                                              --------
About this Prospectus.......................................      1
Where You Can Find More Information.........................      1
Incorporation of Certain Information by Reference...........      1
Forward-Looking Statements..................................      2
Risk Factors................................................      3
About EPR...................................................      9
Properties..................................................     12
Use of Proceeds.............................................     14
Ratio of Earnings to Fixed Charges and Preferred Share
  Dividends.................................................     14
Federal Income Tax Consequences.............................     15
Description of Securities...................................     25
Plan of Distribution........................................     28
Legal Matters...............................................     29
Experts.....................................................     29

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf registration" process. Under this shelf process, Entertainment Properties Trust ("we," "EPR" or the "Company") may sell any combination of the securities described in this Prospectus in one or more offerings up to a maximum aggregate offering amount of $125,000,000.

     This Prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities, we will provide a Prospectus Supplement that contains specific information about the terms of the offering and the securities offered. The Prospectus Supplement may also update or change information provided in this Prospectus. You should read both this Prospectus and the applicable Prospectus Supplement and the other information described in "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" prior to investing. We may only use this Prospectus to sell securities if it is accompanied by a Prospectus Supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

     As a public company with securities listed on the New York Stock Exchange ("NYSE"), we must comply with the Securities Exchange Act of 1934 ("Exchange Act"). This requires that we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information we file at the SEC's Public Reference Rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information. Copies of these materials may be obtained by mail from the Public Reference Rooms of the SEC. You may also access our SEC filings at the SEC's Internet website (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement which includes this Prospectus plus related Exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). The registration statement contains additional information about EPR and the securities. You may view the registration statement and Exhibits on file at the SEC's website. You may also inspect the registration statement and Exhibits without charge at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information we later file with the SEC, modifies or replaces that information.

     The documents listed below have been filed by EPR under the Exchange Act (File No. 1-13561) and are incorporated by reference in this Prospectus:

          1. EPR's Annual Report on Form 10-K for the year ended December 31, 2001.


          2. EPR's Definitive Proxy Statement dated April 18, 2002.



          3. EPR's Current Reports on Form 8-K dated February 5, March 15 and April 12, 2002.



          4. EPR's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.



          5. All documents filed by EPR under Section 13(a), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus.

     To obtain a free copy of any of the documents incorporated by reference in this Prospectus (other than Exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:

        INVESTOR RELATIONS DEPARTMENT
        ENTERTAINMENT PROPERTIES TRUST
        30 W. PERSHING ROAD, SUITE 201
        KANSAS CITY, MISSOURI 64108
        (816) 472-1700
        FAX (816) 472-5794
        EMAIL info@eprkc.com

     Our SEC filings are also available from our Internet website at http://www.eprkc.com.

     As you read these documents, you may find some differences in information from one document to another. If you find differences between the documents and this Prospectus, you should rely on the statements made in the most recent document.

     You should rely only on the information contained in this Prospectus or incorporated by reference. We have not authorized anyone to provide you with information that is different. We may only use this Prospectus to sell securities if it is accompanied by a Prospectus Supplement describing those securities. We are only offering the securities in states where the offer is permitted. You should not assume the information in this Prospectus or the applicable Prospectus Supplement is accurate as of any date other than the date on the front of these documents.

                           FORWARD-LOOKING STATEMENTS

     With the exception of historical information, this Prospectus and our reports filed under the Exchange Act and incorporated by reference in this Prospectus contain forward-looking statements, such as those pertaining to the acquisition and leasing of properties, our capital resources and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise. EPR's actual financial condition, results of operations or business may vary materially from those contemplated by these forward-looking statements and involve various uncertainties, including but not limited to the factors described below under "Risk Factors." We caution you not to place undue reliance on any forward-looking statements, which reflect our analysis only.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that purchasing our securities involves various risks, including those described below. You should carefully consider these risk factors, together with the other information in this Prospectus and accompanying Prospectus Supplement, before purchasing our securities.

          RISKS THAT MAY IMPACT OUR FINANCIAL CONDITION OR PERFORMANCE

  WE COULD BE ADVERSELY AFFECTED BY A TENANT'S BANKRUPTCY


     If a tenant becomes bankrupt or insolvent, that could diminish the income we expect from that tenant's leases. We may not be able to evict a tenant solely because of its bankruptcy. On the other hand, a bankruptcy court might authorize the tenant to terminate its leases with us. If that happens, our claim against the bankrupt tenant for unpaid future rent would be subject to statutory limitations that might be substantially less than the remaining rent owed under the leases. In addition, any claim we have for unpaid past rent would likely not be paid in full. Two of our tenants, Edwards Theatre Circuits, Inc. (which is now a division of Regal Entertainment Group) and Lowes Cineplex Entertainment, have filed for bankruptcy protection, as have other operators.



     The development of megaplex movie theatres has rendered many older multiplex theatres obsolete. To the extent our tenants own a substantial number of multiplexes, they have been, or may in the future be, required to take significant charges against earnings resulting from this obsolescence. Megaplex theatre operators could also be adversely affected by any overbuilding of megaplex theatres in their markets and the cost of financing, building and leasing megaplex theatres.


  OPERATING RISKS IN THE ENTERTAINMENT INDUSTRY MAY AFFECT THE ABILITY OF OUR TENANTS TO PERFORM UNDER THEIR LEASES

     The ability of our tenants to operate successfully in the entertainment industry and remain current on their lease obligations depend on a number of factors, including the availability and popularity of motion pictures, the performance of those pictures in tenants' markets, the allocation of popular pictures to tenants and the terms on which the pictures are licensed. Neither we nor our tenants control the operations of motion picture distributors. Megaplex theatres represent a greater capital investment, and generate higher rents, than the previous generation of multiplex theatres. For this reason, the ability of our tenants to operate profitably and perform under their leases could be dependent on their ability to generate higher revenues per screen than multiplex theatres typically produce.

     The success of "out-of-home" entertainment venues such as megaplex theatres and entertainment-themed retail centers also depends on general economic conditions and the willingness of consumers to spend time and money on out-of-home entertainment.

  A SINGLE TENANT REPRESENTS A SUBSTANTIAL PORTION OF OUR LEASE REVENUES


     Approximately 77% of our megaplex theatre properties (including one joint venture property) are leased to American Multi-Cinema, Inc. ("AMC"), a subsidiary of AMC Entertainment, Inc. ("AMCE") and one of the nation's largest movie exhibition companies in terms of revenues and number of screens. Our property and lease concentration with AMC will increase as a result of several current and planned theatre acquisitions and leases to AMC. AMCE has guaranteed AMC's performance under the leases. We have diversified and expect to continue to diversify our real estate portfolio by entering into lease transactions with a number of other leading theatre operators. Nevertheless, we expect to continue acquiring properties from and leasing properties to AMC, and our revenues and our continuing ability to pay shareholder dividends and interest on any debt securities we may offer remain substantially dependent on AMC's performance under its leases and AMCE's performance under its guaranty.



     It is also possible that some theatre operators may be reluctant to lease from us because of our strong relationship with AMC. We believe AMC occupies a stronger position when compared with other theatre operators and we intend to continue acquiring and leasing back AMC theatres. However, if for any reason AMC failed to perform under its lease obligations and AMCE did not perform under its guaranty, we could be required to reduce or suspend our shareholder dividends and any debt security interest payments, and may not have sufficient funds to support operations, until substitute tenants are obtained. If that happened, we cannot predict when or whether we could obtain substitute quality tenants on acceptable terms. Peter C. Brown, the Chairman of our Board of Trustees, is Chairman of AMCE. We believe the lease terms between the Company and AMC are comparable to those available from other tenants of comparable credit quality. Mr. Brown does not participate in discussions between the Company and AMC regarding acquisitions of AMC properties or lease terms concerning AMC properties.

 THERE IS RISK IN USING DEBT TO FUND PROPERTY ACQUISITIONS


     We have used debt to acquire properties and expect to continue to do so in the future. Although the use of debt (known as "leverage") is common in the real estate industry, our use of debt to acquire properties does expose us to some risks. If a significant number of our tenants fail to make their lease payments and we don't have sufficient cash to pay principal and interest on the debt, we could default on our debt obligations. Our debt financing is secured by mortgages on our properties. If we fail to make our mortgage payments, the lenders could declare a default and foreclose on those properties.


 A PORTION OF OUR SECURED DEBT HAS "HYPER-AMORTIZATION" PROVISIONS WHICH MAY REQUIRE US TO REFINANCE THE DEBT OR SELL THE PROPERTIES SECURING THE DEBT PRIOR TO MATURITY


     As of December 31, 2001, we had approximately $100 million outstanding under secured mortgage arrangements which contain "hyper-amortization" features which will start coming due in 2008. In these loans, the principal payment schedule is rapidly accelerated, and our principal payments are substantially increased, after a period of time but prior to the maturity date of the loan. We undertook this debt on the assumption that we can refinance the debt when these hyper-amortization payments become due. If we cannot obtain acceptable refinancing at the appropriate time, the hyper-amortization payments will require that substantially all of the revenues from the properties securing the debt be applied to the debt repayment, which would substantially reduce our common share dividend rate and could adversely affect our financial condition and liquidity and our ability to pay any preferred share dividends or interest payments on any debt securities.


 WE MUST OBTAIN NEW FINANCING IN ORDER TO GROW

     As a REIT, we are required to distribute at least 90% of our net income to shareholders in the form of dividends. This means we are limited in our ability to use internal capital to acquire properties and must continually raise new capital in order to continue to grow and diversify our real estate portfolio. Our ability to raise new capital depends in part on factors beyond our control, including conditions in equity and credit markets, conditions in the cinema exhibition industry and the performance of real estate investment trusts generally. We continually consider and evaluate a variety of potential transactions to raise additional capital, but we cannot assure that attractive alternatives will always be available to us, nor that our common share price will increase or remain at a level that will permit us to continue to raise equity capital privately or publicly.

 IF WE FAIL TO QUALIFY AS A REIT WE WOULD BE TAXED AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE FUNDS AVAILABLE FOR PAYMENT OF DIVIDENDS TO OUR SHAREHOLDERS

     If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation. We are organized and believe we qualify as a REIT, and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot assure you that we will remain qualified in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code on which there are only limited judicial and administrative interpretations, and depends on facts and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws, the application of the tax laws to our qualification as a REIT or the federal income tax consequences of that qualification.

     If we fail to qualify as a REIT we will face tax consequences that will substantially reduce the funds available for payment of dividends:

     - We would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to federal income tax at regular corporate rates

     - We could be subject to the federal alternative minimum tax and possibly increased state and local taxes

     - Unless we are entitled to relief under statutory provisions, we could not elect to be treated as a REIT for four taxable years following the year in which we were disqualified

In addition, if we fail to qualify as a REIT, we will no longer be required to pay dividends (other than any mandatory dividends on any preferred shares we may offer). As a result of these factors, our failure to qualify as a REIT could adversely affect the market price for our common shares and the value of any preferred shares and warrants we may offer.

                  RISKS THAT APPLY TO OUR REAL ESTATE BUSINESS

 THERE ARE RISKS ASSOCIATED WITH OWNING AND LEASING REAL ESTATE

     Although our lease terms obligate the tenants to bear substantially all of the costs of operating the properties, investing in real estate involves a number of risks, including:

     - The risk that tenants will not perform under their leases, reducing our income from the leases or requiring us to assume the cost of performing obligations (such as taxes, insurance and maintenance) that are the tenant's responsibility under the lease

     - The risk that changes in economic conditions or real estate markets may adversely affect the value of our properties

     - The risk that local conditions (such as oversupply of megaplex theatres or other entertainment-related properties) could adversely affect the value of our properties

     - We may not always be able to lease properties at favorable rates

     - We may not always be able to sell a property when we desire to do so at a favorable price

     - Changes in tax, zoning or other laws could make properties less attractive or less profitable

If a tenant fails to perform on its lease covenants, that would not excuse us from meeting any mortgage debt obligation secured by the property and could require us to fund reserves in favor of our mortgage lenders, thereby reducing funds available for payment of dividends on our shares and interest payments on any debt securities we may offer. We cannot be assured that tenants will elect to renew their leases when the terms expire. If a tenant does not renew its lease or if a tenant defaults on its lease obligations, there is no assurance we could obtain a substitute tenant on acceptable terms. If we cannot obtain another quality movie exhibitor to lease a megaplex theatre property, we may be required to modify the property for a different use, which may involve a significant capital expenditure and a delay in re-leasing the property.

 SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE

     Our leases require the tenants to carry comprehensive liability, casualty, workers' compensation, extended coverage and rental loss insurance on our properties. We believe the required coverage is of the type, and amount, customarily obtained by an owner of similar properties. We believe all of our properties are adequately insured. However, there are some types of losses, such as catastrophic acts of nature, for which we or our tenants cannot obtain insurance at an acceptable cost. If there is an uninsured loss or a loss in excess of insurance limits, we could lose both the revenues generated by the affected property and the capital we have invested in the property. We would, however, remain obligated to repay any mortgage indebtedness or other obligations related to the property.

 JOINT VENTURES MAY LIMIT FLEXIBILITY WITH JOINTLY OWNED INVESTMENTS

     We have an interest in an unconsolidated joint venture that owns a megaplex theatre property and may acquire or develop additional properties in joint ventures with third parties when those transactions appear desirable. We would not own the entire interest in any property acquired by a joint venture. If we have a dispute with a joint venture partner, we may feel it necessary or become obligated to acquire the partner's interest in the venture. However, we cannot assure you that the price we would have to pay or the timing of the acquisition would be favorable to us. If we own less than a 50% interest in a joint venture, or if the joint venture is jointly controlled, the assets and financial results of the joint venture may not be reportable by us on a consolidated basis, and the liabilities of the joint venture may not be included within the liabilities reported on our consolidated balance sheet. To the extent we owe commitments to, or are dependent on, any such "off-balance sheet" arrangements, or if those arrangements or their properties or leases are subject to material contingencies, our liquidity, financial condition and operating results could be adversely affected by those off-balance sheet arrangements.

 WE FACE ADDITIONAL RISKS IF WE DEVELOP PROPERTIES

     Our entertainment-themed retail center ("ETRC") in Westminster, Colorado and similar properties we may seek to develop in the future involve risks not typically encountered in the purchase and lease-back of megaplex theatres which are developed by the operator. The ownership or development of retail centers exposes us to the risk that a sufficient number of suitable tenants may not be found to enable the center to operate profitably and provide a return to us. Retail centers are also subject to fluctuations in occupancy rates, which could affect our operating results.

 FAILURE TO COMPLY WITH THE AMERICANS WITH DISABILITIES ACT AND OTHER LAWS COULD RESULT IN SUBSTANTIAL COSTS


     The operators of our properties must comply with the Americans with Disabilities Act ("ADA"). The ADA requires that public accommodations reasonably accommodate individuals with disabilities and that new construction or alterations be made to commercial facilities to conform to accessibility guidelines. Failure to comply with the ADA can result in injunctions, fines, damage awards to private parties and additional capital expenditures to remedy noncompliance. Our leases require the tenants to comply with the ADA, and we believe our tenants provide disabled access in compliance with the ADA.



     The operators of our properties are also subject to various other federal, state and local regulatory requirements. We believe the properties are in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether compliance with future requirements will involve significant unanticipated expenditures. Although these expenditures would be the responsibility of our tenants, if tenants fail to perform these obligations, we may be required to do so.


  POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS

     Under federal, state and local environmental laws, we may be required to investigate and clean up any release of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or actual responsibility, simply because of our current or past ownership of the real estate. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our cash flow and our ability to make distributions to our shareholders. This is so because:

     - As owner we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination

     - The law may impose clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination

     - Even if more than one person is responsible for the contamination, each person who shares legal liability under environmental laws may be held responsible for all of the clean-up costs

     - Governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs

These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous substances or petroleum products or the failure to properly remediate contamination may adversely affect our ability to borrow against, sell or lease an affected property. In addition, some environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination.

     Our leases require the tenants to operate the properties in compliance with environmental laws and to indemnify us against environmental liability arising from the operation of the properties. We believe all of our properties are in material compliance with environmental laws. However, we could be subject to strict liability under environmental laws because we own the properties. There is also a risk that tenants may not satisfy their environmental compliance and indemnification obligations under the leases. Any of these events could substantially increase our cost of operations, require us to fund environmental indemnities in favor of our secured lenders and reduce our ability to service our secured debt and pay dividends to shareholders and any debt security interest payments. Environmental problems at any properties could also put us in default under loans secured by those properties, as well as loans secured by unaffected properties.

  REAL ESTATE INVESTMENTS ARE RELATIVELY NON-LIQUID

     We may desire to sell a property in the future because of changes in market conditions or poor tenant performance or to avail ourselves of other opportunities. We may also be required to sell a property in the future to meet secured debt, preferred share dividend and any debt security interest obligations or to avoid a secured debt loan default. Specialty real estate projects such as megaplex theatres cannot always be sold quickly, and we cannot assure you that we could always obtain a favorable price. We may be required to invest in the restoration or modification of a property before we can sell it.

            RISKS THAT MAY AFFECT THE MARKET PRICE OF OUR SECURITIES

  WE CANNOT ASSURE YOU WE WILL CONTINUE PAYING DIVIDENDS AT HISTORICAL RATES

     Our ability to continue paying dividends on our common shares at historical rates or to increase our common share dividend rate, and our ability to pay preferred share dividends and interest on debt securities, will depend on a number of factors, including our financial condition and results of future operations, the performance of lease terms by tenants, provisions in our secured loan covenants, and, in the case of common share dividends, our ability to acquire, finance and lease additional properties at attractive rates. If we do not maintain or increase the dividend rate on our common shares, that could have an adverse effect on the market price of our common shares and other securities. Any preferred shares we may offer may have a fixed dividend rate which would not increase with any increases in the dividend rate on our common shares. Conversely, payment of dividends on our common shares may be subject to payment in full of the dividends on any preferred shares and payment of interest on any debt securities we may offer.

  MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR SECURITIES

     One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest.

  MARKET PRICES FOR OUR SECURITIES MAY BE AFFECTED BY PERCEPTIONS ABOUT THE FINANCIAL HEALTH OR SHARE VALUE OF OUR TENANTS OR THE PERFORMANCE OF REIT STOCKS GENERALLY.

     To the extent any of our tenants or other movie exhibitors report losses or slower earnings growth, take charges against earnings resulting from the obsolescence of multiplex theatres or enter bankruptcy proceed-ings, the market price for our securities could be adversely affected. The market price for our securities could also be affected by any weakness in movie exhibitor stocks generally. We believe these trends had an adverse impact on our common share price in 2000 and 2001 and could have an adverse impact in the future if those trends persist in the cinema exhibition industry.

  LIMITS ON CHANGES IN CONTROL MAY DISCOURAGE TAKEOVER ATTEMPTS WHICH MAY BE BENEFICIAL TO OUR SHAREHOLDERS

     There are a number of provisions in our Declaration of Trust, Maryland law and agreements we have with others which could make it more difficult for a party to make a tender offer for our common shares or complete a takeover of EPR which is not approved by our Board of Trustees. These include:

     - A staggered Board of Trustees that can be increased in number without shareholder approval

     - A limit on beneficial ownership of our shares, which acts as a defense against a hostile takeover or acquisition of a significant or controlling interest, in addition to preserving our REIT status

     - The ability of the Board of Trustees to issue preferred shares, including any preferred shares offered by this Prospectus, or reclassify preferred or common shares, without shareholder approval

     - Limits on the ability of shareholders to remove trustees without cause

     - Requirements for advance notice of shareholder proposals at annual shareholder meetings

     - Provisions of Maryland law restricting business combinations and control share acquisitions not approved by the Board of Trustees

     - AMCE's ability to terminate a Right to Purchase Agreement for additional megaplex theatre properties if there is a change in control of EPR

     - Provisions of Maryland law limiting a court's ability to scrutinize the trustees' exercise of their business judgment in the event of a hostile takeover

     - Provisions in secured loan or joint venture agreements putting EPR in default upon a change in control

     - Provisions of employment agreements with our officers calling for share purchase loan forgiveness upon a hostile change in control

Any or all of these provisions could delay or prevent a change in control of EPR, even if the change was in our shareholders' interest or offered a greater return to our shareholders.

     The market price for our common shares could be adversely affected by any preferred shares, warrants or debt securities we may offer. If we offer any preferred shares, warrants or debt securities on terms which are not deemed accretive to our common shareholders, that may adversely affect the market price for our common shares. In addition, the issuance of warrants may create a significant market "overhang" which could be dilutive to our common shareholders and adversely affect our common share price.

                           RISKS OF OWNING PREFERRED
                      SHARES, WARRANTS OR DEBT SECURITIES

     There may not be a market for our preferred shares, warrants or debt securities. We may or may not apply to list any preferred shares, warrants or debt securities we offer for trading on the New York Stock Exchange. At the present time, there is no public market for any of our securities other than our common shares. We cannot assure you there will be a public market for any preferred shares, warrants or debt securities we may offer. If a public market does not develop for our preferred shares, warrants or debt securities, they may represent a non-liquid investment.

     Holders of our preferred shares may have no voting rights with respect to those shares. We anticipate that any preferred shares we may offer may be non-voting. For this reason, holders of preferred shares may have no voice in the election of trustees or any other matters submitted to a vote of our common shareholders.

     Any preferred shares or debt securities may not be convertible into or exchangeable for common shares. We may offer preferred shares or debt securities which are not convertible into or exchangeable for common shares. If there is no market for our preferred shares or debt securities, the holders of those securities may not have the right to exchange them for a security for which there is a market.

     If you purchase debt securities, you will be an unsecured creditor behind the holders of our senior debt. Any debt securities we may offer will be unsecured obligations of the Company and will be junior in payment to all existing and future mortgage indebtedness of the Company. The holders of any debt securities may have no access to our assets if we default in payment of any interest or principal under the debt securities. All of our existing senior debt is secured by mortgages on our properties, and we anticipate that any additional senior debt we may obtain in the future would also be secured by mortgages. If we liquidate, dissolve or enter bankruptcy proceedings, the holders of our senior secured debt would be entitled to be paid before the holders of any of our debt securities.

     Our secured debt covenants may restrict our ability to pay dividends on preferred shares and interest on debt securities. Our existing secured debt covenants limit our common share dividend rate to 90% of Funds from Operations ("FFO"). (FFO is generally defined as net income plus depreciation and certain other non-cash items.) The dividend rate we may pay on any preferred shares and the interest rate we may pay on any debt securities we offer may be subject to similar restrictions. Our secured loan covenants may also restrict us from paying interest on debt securities until principal and interest under the secured loans are paid or provided for.

     Warrants may not be "in the money" after they are issued. Purchasers of any warrants we may issue will be subject to the risk that our common share price may decrease below the exercise price of the warrants, which would make it uneconomical to exercise the warrants and thus adversely affect the value of the warrants.

                                   ABOUT EPR

  BUSINESS

     EPR was formed in 1997 as a Maryland real estate investment trust ("REIT") to capitalize on opportunities created by the development of destination entertainment and entertainment-related properties, including megaplex movie theatre complexes. We completed an initial public offering of our shares on November 18, 1997. We are the first publicly-traded REIT formed exclusively to invest in entertainment-related properties.


     EPR is a self-administered REIT. As of April 22, 2002, our real estate portfolio consists of 31 megaplex theatre properties (including one joint venture property) located in 12 states, one ETRC located in Westminster, Colorado, and land parcels and related properties adjacent to several of our theatre properties. Our theatre properties are leased to prominent theatre operators, including AMC, Muvico Entertainment LLC ("Muvico"), Edwards Theatre Circuits, Inc., a division of Regal Entertainment Group ("Edwards"), Consolidated Theatres ("Consolidated") and Lowes Cineplex Entertainment ("Lowes").


     Megaplex theatres typically have at least 14 screens with stadium-style seating (seating with elevation between rows to provide unobstructed viewing) and are equipped with amenities that significantly enhance the audio and visual experience of the patron. We believe the development of megaplex theatres has accelerated the obsolescence of many existing movie theatres by setting new standards for moviegoers, who, in our experience, have demonstrated their preference for the more attractive surroundings, wider variety of films and superior customer service typical of megaplex theatres (see "Operating risks in the entertainment industry may affect the ability of our tenants to perform under their leases" and "Market prices for our securities may be affected by perceptions about the financial health or share value of our tenants or the performance of REIT stocks generally" under "Risk Factors").

     We expect the development of megaplex theatres to continue in the United States and abroad for the foreseeable future. With the development of the stadium style megaplex theatre as the preeminent store format for cinema exhibition, the older generation of flat-floor theatres has generally experienced a significant downturn in attendance and performance. As a result of the significant capital commitment involved in building these new properties and the experience and industry relationships of our management, we believe we will continue to have opportunities to provide capital to businesses that seek to develop and operate these properties but would prefer to lease rather than own the properties in order to minimize the impact of real estate ownership on their balance sheets. We believe our ability to finance these properties will enable us to continue to grow and diversify our asset base.


  BUSINESS OBJECTIVES AND STRATEGIES

     Our principal business strategy is to continue acquiring high-quality properties leased to leading entertainment and entertainment-related business operators, generally under long-term triple-net leases that require the tenant to pay substantially all expenses associated with the operation and maintenance of the property.

     Our business objective is to continue enhancing shareholder value by achieving predictable and increasing FFO per share through the acquisition of high-quality properties leased to entertainment and entertainment-related business operators. We intend to achieve this objective by continuing to execute the Growth Strategies, Operating Strategies and Capitalization Strategies described below:

GROWTH STRATEGIES

  FUTURE PROPERTIES

     We intend to continue pursuing acquisitions of high-quality entertainment-related properties from operators with a strong market presence.

     As a part of our growth strategy, we will consider developing additional megaplex theatre properties and developing or acquiring ETRCs and single-tenant, out-of-home, location-based entertainment and entertainment-related properties.

OPERATING STRATEGIES

  LEASE RISK MINIMIZATION

     To avoid initial lease-up risks and produce a predictable income stream, we typically acquire single-tenant properties that are leased under long-term leases. We believe our willingness to make long-term investments in properties offers tenants financial flexibility and allows tenants to allocate capital to their core businesses.

  LEASE STRUCTURE

     We typically structure leases on a triple-net basis under which the tenants bear the principal portion of the financial and operational responsibility for the properties. During each lease term and any renewal periods, the leases typically provide for periodic increases in rent and/or percentage rent based upon a percentage of the tenant's gross sales over a pre-determined level.

  TENANT RELATIONSHIPS

     We intend to continue developing and maintaining long-term working relationships with theatre, restaurant and other entertainment-related business operators and developers by providing capital for multiple properties on a national or regional basis, thereby enhancing efficiency and value to those operators and to the Company.

  PORTFOLIO DIVERSIFICATION

     We will endeavor to further diversify our asset base by property type, geographic location and tenant. In pursuing this diversification strategy, we will target theatre, restaurant, retail and other entertainment-related business operators which management views as leaders in their market segments and which have the financial strength to compete effectively and perform under their leases with us.

CAPITALIZATION STRATEGIES

  USE OF LEVERAGE; DEBT TO TOTAL CAPITALIZATION

     We seek to enhance shareholder return through the use of leverage (see "Risk Factors -- "There is risk in using debt to fund property acquisitions"). In addition, we have issued and may in the future seek to issue additional equity as circumstances warrant and opportunities to do so become available. We expect to maintain a debt to total capitalization ratio (i.e., total debt of the Company as a percentage of shareholders' equity plus total debt) of approximately 50% to 55%.

  JOINT VENTURES

     We will examine and pursue potential joint venture opportunities with institutional investors or developers if they are considered to add value to our shareholders. We may employ higher leverage in joint ventures (see "Risk
Factors -- Joint ventures may limit flexibility with jointly held investments").

  PAYMENT OF REGULAR DISTRIBUTIONS

     We have paid and expect to continue paying quarterly dividend distributions to our shareholders. Among the factors the Board of Trustees considers in setting our common share dividend rate are the applicable REIT rules and regulations that apply to distributions, the Company's results of operations, including FFO per share, and the Company's Cash Available for Distribution. We expect to periodically increase distributions on our common shares as FFO and Cash Available for Distribution increase and as other considerations and factors warrant (see "Risk Factors -- We cannot assure you we will continue paying dividends at historical rates").

                                   PROPERTIES

     The following table lists the Company's properties, their locations, acquisition dates, number of theatre screens, number of seats, gross square footage, and the tenant. Except as otherwise noted, all of the real estate investments listed below are owned or ground leased directly by the Company.

                                                  ACQUISITION                          BUILDING
PROPERTY                          LOCATION           DATE       SCREENS    SEATS    (GROSS SQ. FT)       TENANT
--------                      -----------------   -----------   -------   -------   --------------   ---------------
MEGAPLEX THEATRE PROPERTIES
Grand 24(3).................  Dallas, TX             11/97         24       5,067        98,175      AMC
Mission Valley 20(1)(3).....  San Diego, CA          11/97         20       4,361        84,352      AMC
Promenade 16(3).............  Los Angeles, CA        11/97         16       2,860       129,822      AMC
Ontario Mills 30(3).........  Los Angeles, CA        11/97         30       5,469       131,534      AMC
Lennox 24(1)(3).............  Columbus, OH           11/97         24       4,412        98,261      AMC
West Olive 16(3)............  St. Louis, MO          11/97         16       2,817        60,418      AMC
Studio 30(3)................  Houston, TX            11/97         30       6,032       136,154      AMC
Huebner Oaks 24(3)..........  San Antonio, TX        11/97         24       4,400        96,004      AMC
First Colony 24(1)(6).......  Houston, TX            11/97         24       5,098       107,690      AMC
Oakview 24(6)...............  Omaha, NE              11/97         24       5,098       107,402      AMC
Leawood Town Center 20(6)...  Kansas City, MO        11/97         20       2,995        75,224      AMC
Gulf Pointe 30(2)(6)........  Houston, TX             2/98         30       6,008       130,891      AMC
South Barrington 30(6)......  Chicago, IL             3/98         30       6,210       130,891      AMC
Cantera 30(2)(5)............  Chicago, IL             3/98         30       6,210       130,757      AMC
Mesquite 30(2)(6)...........  Dallas, TX              4/98         30       6,008       130,891      AMC
Hampton Town Center 24(6)...  Norfolk, VA             6/98         24       5,098       107,396      AMC
Raleigh Grand 16(4).........  Raleigh, NC             8/98         16       2,596        51,450      Consolidated
Pompano 18(4)...............  Pompano Beach, FL       8/98         18       3,424        73,637      Muvico
Paradise 24(6)..............  Davie, FL              11/98         24       4,180        96,497      Muvico
Boise Stadium(1)(4).........  Boise, ID              12/98         20       4,734       140,300      Edwards
Aliso Veijo 20(6)...........  Los Angeles, CA        12/98         20       4,352        98,557      Edwards
Westminster 24(7)...........  Westminster, CO         6/99         24       4,812       107,000      AMC
Woodridge 18(2)(8)..........  Woodridge, IL           6/99         18       4,343        80,600      Lowes
Tampa Palms 20(8)...........  Tampa, FL               6/99         20       4,200        83,000      Muvico
Palm Promenade 24(8)........  San Diego, CA           1/00         24       4,577        88,610      AMC
Crossroads 20(8)............  Raleigh, NC             1/00         20       3,936        77,475      Consolidated
Elmwood Palace 20(9)........  New Orleans, LA         3/02         20       4,357        90,391      AMC
Clearview Palace 12(9)......  New Orleans, LA         3/02         12       2,479        70,000      AMC
Hammond Palace 10(9)........  New Orleans, LA         3/02         10       1,531        39,850      AMC
Houma Palace 10(9)..........  New Orleans, LA         3/02         10       1,871        44,450      AMC
WestBank Palace 16(9).......  New Orleans, LA         3/02         16       3,176        71,607      AMC
                                                                  ---     -------     ---------
SUBTOTAL MEGAPLEX THEATRES...................................     668     132,711     2,969,286
                                                                  ===     =======     =========

                                                  ACQUISITION                          BUILDING
PROPERTY                          LOCATION           DATE       SCREENS    SEATS    (GROSS SQ. FT)       TENANT
--------                      -----------------   -----------   -------   -------   --------------   ---------------
RETAIL AND RESTAURANT PROPERTIES
Westminster Promenade.......  Westminster, CO        10/98         --          --       140,000      Multi-Tenant
Pompano Kmart(8)............  Pompano Beach, FL      11/98         --          --        80,540      Kmart
Nickels Restaurant(8).......  Pompano Beach, FL      11/98         --          --         5,600      Nickels
On-The-Border(8)............  Dallas, TX              1/99         --          --         6,580      Brinkers
Bennigan's(8)...............  Houston, TX             5/00         --          --         6,575      S & A
Bennigan's(8)...............  Dallas, TX              5/00         --          --         6,575      S & A
Texas Land & Cattle(8)......  Houston, TX             5/00         --          --         6,600      Tx.C.C., Inc.
Texas Roadhouse(8)..........  Dallas, TX              1/99         --          --         6,000      TX Roadhouse
Roadhouse Grill(8)..........  Atlanta, GA             8/00         --          --         6,850      Roadhouse Grill
                                                                  ---     -------     ---------
    Subtotal................                                                            265,320
                                                                  ---     -------     ---------
  TOTAL......................................................     668     132,711     3,234,606
                                                                  ===     =======     =========

---------------

(1) Third party ground leased property. Although the Company is the tenant under the ground leases and has assumed responsibility for performing the obligations thereunder, pursuant to the Leases, the theatre tenants are responsible for performing the Company's obligations under the ground leases.

(2) In addition to the theatre property itself, the Company has acquired land parcels adjacent to the theatre property, which the Company has or intends to ground lease or sell to restaurant or other entertainment themed operators.

(3) Property is included as security for a $105 million mortgage facility.

(4) Property is included as security for a $20 million mortgage facility.

(5) Property is included in the Atlantic-EPR joint venture.

(6) Property is included as security for a $125 million mortgage facility.

(7) Property is included as security for a $17 million mortgage.

(8) Property is included as security for a $75 million credit facility.

(9) Property will be included as security for a $50 million credit facility.

  OFFICE LOCATION


     Our executive office is located in Kansas City, Missouri and is leased from a third party landlord. The office occupies approximately 5,200 square feet with an initial rent of $107,856 subject to annual escalations.


  TENANTS AND LEASES


     Our existing leases on megaplex theatres provide for aggregate annual rentals of approximately $56.9 million (on a consolidated basis, excluding one joint venture property), or an average annual rental of approximately $2.2 million per property. The leases have an average remaining base term lease life of 13.0 years and may be extended for predetermined extension terms at the option of the tenant. The leases are typically triple-net leases that require the tenant to pay substantially all expenses associated with the operation of the properties, including taxes, other governmental charges, insurance, utilities, service, maintenance and any ground lease payments.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, EPR intends to use the net proceeds from any sale of common shares, preferred shares, warrants or debt securities for general corporate purposes, including the acquisition of properties and/or repayment of debt. Further details relating to the use of net proceeds of any specific offering will be described in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

     The following table describes the ratios of earnings to fixed charges and preferred share dividends of EPR.

     For the purpose of calculating the ratios:

          Earnings are computed by adding

        - pretax income from continuing operations before adjustment for income from unconsolidated joint venture(s), plus

        - fixed charges, plus

        - amortization of capitalized interest, plus

        - distributed income from unconsolidated joint venture(s), and subtracting

        - interest capitalized

          Fixed charges include

        - interest on all debt, expensed and capitalized

        - amortized premiums, discounts and capitalized expenses related to indebtedness

        - an estimate of the interest component of rental expense

For purposes of calculating the ratio of earnings to combined fixed charges and preferred share dividends, preferred share dividends include the amount of pre-tax earnings required to pay the dividends on any outstanding preferred shares.


                                                              YEARS ENDED DECEMBER 31
                                                 -------------------------------------------------
                                                                                     THREE MONTHS
                                                                                        ENDED
                                                 1997   1998   1999   2000   2001   MARCH 31, 2002
                                                 ----   ----   ----   ----   ----   --------------
Ratio of earnings to fixed charges(1)(2).......  N/A    3.7    2.6    2.2    2.0            2.1
Ratio of earnings to combined fixed charges and
  preferred share dividends(1).................   --     --     --     --     --             --
                                                 ---    ---    ---    ---    ---       --------


---------------

(1) Assumes no preferred shares or debt securities are outstanding. If we offer any preferred shares or debt securities, this table will be adjusted for the issuance of those securities in the applicable Prospectus Supplement.

(2) The following computations were made in preparing this table:


                                                      YEARS ENDED DECEMBER 31
                                  ---------------------------------------------------------------
                                                                                    THREE MONTHS
                                                                                       ENDED
                                   1997     1998      1999      2000      2001     MARCH 31, 2002
                                  ------   -------   -------   -------   -------   --------------
                                                      (DOLLARS IN THOUSANDS)
FIXED CHARGES
Net interest expense............  $   --   $ 6,461   $13,278   $18,909   $20,334      $ 5,733
Add: preference security
  dividend in consolidated
  subsidiary....................      --        --        --        --        --           70
Add: interest income............      --       149       160       247       268          217
Add: capitalized interest.......      --       397       476       664       881          255
                                  ------   -------   -------   -------   -------      -------
TOTAL FIXED CHARGES.............  $   --   $ 7,007   $13,914   $19,820   $21,483      $ 6,275
                                  ======   =======   =======   =======   =======      =======
EARNINGS
Pretax income before minority
  interest and income from joint
  venture.......................  $1,442   $19,238   $22,880   $22,068   $21,377      $ 6,752
Add: fixed charges..............      --     7,007    13,914    19,820    21,483        6,275
Add: minority interest
  dividends.....................      --        --        --        --        --           70
                                  ------   -------   -------   -------   -------      -------
Add: cash distributions from
  joint venture.................      --        --       411     1,442     1,848          456
                                  ------   -------   -------   -------   -------      -------
Subtract: capitalized
  interest......................      --      (397)     (476)     (664)     (881)        (255)
                                  ------   -------   -------   -------   -------      -------
Subtract: preference security
  dividend in consolidated
  subsidiary....................      --        --        --        --        --          (70)
                                  ======   =======   =======   =======   =======      =======
TOTAL EARNINGS..................  $1,442   $25,848   $36,729   $42,666   $43,827      $13,048
                                  ======   =======   =======   =======   =======      =======


                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax consequences is based on current law and does not intend to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

  YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES.

     EPR believes it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). EPR intends to continue to satisfy those requirements. No assurance can be given, however, that these requirements will be met.

     The provisions of the Code and the Treasury Regulations thereunder relating to qualification and operation as a REIT are highly technical and complex. The following describes the material aspects of the laws that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof. Kutak Rock LLP has acted as tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

     In the opinion of Kutak Rock LLP, commencing with the Company's taxable year that ended on December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain factual representations made by EPR. Moreover, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Kutak Rock LLP. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy these requirements (See "Failure to Qualify").

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities such as EPR that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations are generally not taxed at the corporate level on their "REIT Taxable Income" (generally the REIT's taxable income adjusted for, among other things, the disallowance of the dividends-received deduction generally available to corporations) that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investing in corporations.

     If EPR fails to qualify as a REIT in any year, however, we will be subject to federal income tax as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, EPR could be subject to potentially significant tax liabilities and the amount of cash available for distribution to our shareholders could be reduced.

TAXATION OF THE COMPANY

  GENERAL

     In any year in which EPR qualifies as a REIT, in general, we will not be subject to federal income tax on that portion of our net income that we distribute to shareholders. However, EPR will be subject to federal income tax in these regards: (a) EPR will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its shareholders on a pro rata basis), (2) under certain circumstances, EPR may be subject to the "alternative minimum tax" on its items of tax preference, (3) if EPR has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income, (4) if EPR has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than property held for at least four years, foreclosure property and property involuntarily converted), such income will be subject to a 100% tax, (5) if EPR fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which EPR fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect EPR's profitability, (6) if EPR fails to distribute during each calendar year at least the sum of: (i) 85% of its ordinary income for that year; (ii) 95% of its capital gain net income for that year; and (iii) any undistributed taxable income from prior periods, EPR would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed, (7) if EPR acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in EPR's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and EPR recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which that asset was acquired by EPR, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

  REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by

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

transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons (the "100 person test"), (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year (the "closely-held test"), and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) did not apply until after the first taxable year for which an election was made by EPR to be taxed as a REIT. A REIT's failure to satisfy condition (6) during a taxable year will not result in its disqualification as a REIT under the Code for that taxable year as long as (i) the REIT satisfies the shareholder demand statement requirements described in the succeeding paragraph and (ii) the REIT did not know, or exercising reasonable diligence, would not have known, whether it had failed condition (6). A REIT must also report its income for federal income tax purposes based on the calendar year.

     In order to assist EPR in complying with the 100 person test and the closely-held test, and for certain non-tax purposes, we have placed certain restrictions on the transfer of our shares to prevent further concentration of share ownership (See "Description of Securities"). To evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding shares. In fulfilling our obligations to maintain records, we must demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of the shares. A list of those persons failing or refusing to comply with such demand must be maintained as part of EPR's records. A shareholder failing or refusing to comply with EPR's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares and certain other information. EPR's Declaration of Trust provides restrictions regarding the transfer of shares that are intended to assist EPR in continuing to satisfy the share ownership requirements, among other purposes.

     Although EPR intends to satisfy the shareholder demand letter rules described in the preceding paragraph, our failure to satisfy these requirements will not result in our disqualification as a REIT but may result in the imposition of IRS penalties.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands of a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below.

  ASSET TESTS

     At the close of each quarter of EPR's taxable year, EPR must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of EPR's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REIT's, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by EPR). Second, although the remaining 25% of EPR's assets generally may be invested without restriction, securities in this class may not exceed either: (i) except with respect to the stock of a taxable REIT subsidiary, 5% of the value of EPR's total assets as to any one non-government issuer; (ii) except with respect to the stock of a taxable REIT subsidiary, 10% of the outstanding voting securities of any one issuer or 10% of the total value of the securities of such issuer; or
(iii) with respect to the securities of its taxable REIT subsidiary, 20% of the value of EPR's total assets. In addition, EPR may own 100% of "qualified REIT subsidiaries," which are, in general, corporate subsidiaries 100% owned by a REIT which do not elect to be treated as a taxable REIT subsidiary. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as owned and realized directly by EPR (See "REIT Modernization

Act" below). For purposes of the asset requirements, the securities of a qualified REIT subsidiary will be ignored.

     A taxable REIT subsidiary is any corporation the stock of which is owned in whole or in part by a REIT and with respect to which both the REIT and the subsidiary elect that it be taxed as a taxable REIT subsidiary.

  GROSS INCOME TESTS

     There are two separate percentage tests relating to the sources of EPR's gross income which must be satisfied for each taxable year.

     The 75% Test. At least 75% of EPR's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) "rents from real property" (except as modified below), (ii) interest on obligations collateralized by mortgages on, or interests in, real property, (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of EPR's trade or business ("dealer property"), (iv) dividends or other distributions on shares in other REIT's, as well as gain from the sale of those shares, (v) abatements and refunds of real property taxes,
(vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"), and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if EPR, or an owner of 10% or more of EPR, directly or constructively owns 10% or more of the tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage of receipts or sales. Finally, for rents received to qualify as rents from real property, EPR generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom EPR derives no revenue. (However, see "REIT Modernization Act" below). The "independent contractor" requirement, however, does not apply to the extent the services provided by EPR are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     Under prior law, if a REIT provided impermissible services to its tenants, all of the rent from those tenants would have been disqualified from satisfying the 75% test and 95% test (described below). Rents are not disqualified if a REIT provides de minimis impermissible services. Services provided to tenants are considered de minimis where income derived from the services equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of this 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost to EPR in furnishing or rendering the services. For purposes of this analysis, services provided through an independent contractor or a taxable REIT subsidiary will not be considered rendered by the REIT.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of EPR's gross income for each taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness qualify for the 95% test (but not the 75% test). Income earned on liability hedges against all of a REIT's indebtedness, such as options, futures, and forward contracts, qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these rules, income earned thereon will operate to reduce its interest expense, and, therefore such income will not affect the REIT's compliance with either the 75% or 95% tests.

     Even if EPR fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) EPR's failure to comply was due to reasonable cause and not to willful neglect, (ii) EPR reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return, and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances EPR would be entitled to the benefit of these relief provisions. If these relief provisions apply, EPR will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

  ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, we are required to make distributions (other than capital gain distributions) to our shareholders each year in an amount at least equal to (A) the sum of (i) 90% of EPR's REIT Taxable Income (computed without regard to the dividends paid deduction and the REIT's net capital gain), and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. To the extent we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT Taxable Income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its shareholders on a pro rata basis.) Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for that year, (ii) 90% of its net capital gain for that year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these purposes, dividends declared to shareholders of record in October, November or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

     We believe we have made and will make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT Taxable Income on the other hand. Further, it is possible that from time to time, we may be allocated a share of net capital gain attributable to any depreciated property we sell that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT Taxable Income and cash flow and, if necessary, will borrow funds in order to satisfy the distribution requirement (See "Risk Factors").

     If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

  FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

REIT MODERNIZATION ACT

     The REIT Modernization Act ("RMA") was passed by Congress and became effective for tax years beginning after December 31, 2000. Among other things, the RMA permits REITs to invest in taxable REIT subsidiaries ("TRS") subject to certain limitations.

  CHANGES TO THE ASSET TESTS

     The RMA amended Section 856(c)(4) of the Code so that it now provides that, except for real estate assets, cash and cash items (including receivables), and government securities: (a) not more than 25% of the value of a REIT's total assets can consist of securities, (b) not more than 20% of the value of a REIT's total assets can be represented by securities of one or more TRSs, and (c) except with respect to TRSs and the securities previously mentioned, (i) not more than 5% of the value of the REIT's total assets can consist of securities of any one issuer, and (ii) the REIT cannot hold securities having a value of more than 10% of the total voting power or total value of the outstanding securities of any one issuer. For purposes of the requirements of subparagraph
(ii), certain straight debt obligations may be disregarded.

  IMPERMISSIBLE TENANT SERVICES INCOME

     The RMA amended Section 856(d)(7)(C) of the Code so that it now provides that income from services furnished or rendered, or management or operation provided, through an independent contractor from whom the REIT does not derive or receive any income or through a TRS does not constitute impermissible tenant service income.

  INCOME FROM TRS TREATED AS RENTS FROM REAL PROPERTY

     The RMA amended Section 856(d) of the Code so that amounts paid to a REIT by a TRS will not be excluded from rents from real property if at least 90% of the leased space of the property is rented to persons other than the TRS of such REIT and other than persons that are considered related under Section 856(d)(2)(B) of the Code and the amount paid is substantially comparable to rents made by other tenants of the REIT's property for comparable space.

  DETERMINATION OF RENT

     The RMA made two amendments that affect the determination of rent. Section 856(d) of the Code was amended so that the allocation of rent between personal and real property is now based on fair market value as opposed to adjusted basis. In addition, Section 856(d)(2)(B) of the Code was amended so that it excludes from the definition of rent amounts received from a party in which the REIT owns 10% or more of the total value of its stock, rather than the total number of shares or other beneficial interests.

  DISTRIBUTION REQUIREMENT

     The RMA amended Section 857(a) of the Code and reduced the amount of distribution required by a REIT. Currently, a REIT must distribute to its shareholders an amount equal to 90% of the REIT's taxable income before deductions for dividends paid and excluding net capital gain.

TAXATION OF SHAREHOLDERS

  TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of shares who (for U.S. federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (except, in the case of a partnership, the Treasury provides otherwise by regulations), (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons shall also be considered U.S. Shareholders.

     As long as EPR qualifies as a REIT, distributions made out of our current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Shareholders that are corporations. Distributions made by EPR that are properly designated as capital gain dividends will be taxable to U.S. Shareholders as gains (to the extent they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time EPR held the assets which produced the gains, and on certain designations, if any, which may be made by EPR, such gains may be taxable to noncorporate U.S. Shareholders at a 20% or 25% rate. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent EPR makes distributions (not designated as capital gain dividends) in excess of our current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gain, provided the shares have been held as a capital asset (which, with respect to a non-corporate U.S. Shareholder, will be taxable as long-term capital gain if the shares have been held for more than eighteen months, mid-term capital gain if the shares have been held for more than one year but not more than eighteen months, or short-term capital gain if the shares have been held for one year or less). Dividends declared by EPR in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by EPR and received by the shareholder on December 31st of that year; provided the dividend is actually paid by EPR on or before January 31st of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of EPR.

     Distributions made by EPR and gain arising from the sale of exchange by a U.S. Shareholder of shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by EPR (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares (or distributions treated as such), will not be treated as investment income under certain circumstances.

     Upon any sale or other disposition of shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Shareholder as a capital asset and, with respect to a non-corporate U.S. Shareholder, will be long-term gain or loss if the shares have been held for more than one year at the time of disposition. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Shareholder from EPR which were required to be treated as long-term capital gains.

  BACKUP WITHHOLDING

     EPR will report to our domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any from those dividends. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 30% with respect to dividends paid and redemption proceeds unless the shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, EPR will institute backup withholding with respect to a shareholder when instructed to do so by the IRS. A shareholder that does not provide EPR with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's federal income tax liability.

  TAXATION OF TAX-EXEMPT SHAREHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by EPR to a shareholder that is a tax-exempt entity should not constitute UBTI, provided the tax exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the REIT is treated as a "pension-held REIT." A pension-held REIT is any REIT if more than 25% of its shares are owned by one pension trust, or one or more pension trusts each owns 10% of such shares, and in the aggregate, such pension trusts own more than 50% of its shares. EPR does not expect to be treated as a "pension-held REIT." Consequently, a pension trust shareholder should not be subject to UBTI on dividends it receives from EPR. However, because our common shares are publicly traded, no assurance can be given in this regard.

  TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing U.S. federal income taxation of the ownership and disposition of shares by persons who or are not U.S. Shareholders ("Non-U.S. Shareholders") are complex and no attempt is made in this Prospectus to provide more than a summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in EPR, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by EPR of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by EPR as capital gain dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of EPR. Unless such distributions are effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate, if applicable. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent establishment) solely by reason of their ownership of shares. If income on shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S.

Shareholder), the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). EPR expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and proper certification is provided, or (ii) the Non-U.S. Shareholder files an IRS Form W-8 ECI with EPR claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder).


     Pursuant to Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of that country for purposes of ascertaining the withholding requirement discussed above and the applicability of a tax treaty rate. Under certain income tax treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Under recently promulgated Temporary Treasury Regulations, certain Non-U.S. Shareholders who seek to claim the benefit of an applicable treaty rate will be required to satisfy certain residency requirements. In addition, certain certification and disclosure requirements must be satisfied under the effectively connected income and permanent establishment exemptions discussed in the preceding paragraph.

     Unless the shares constitute a USRPI, distributions in excess of current and accumulated earnings and profits of EPR will not be taxable to a shareholder to the extent such distributions do not exceed the adjusted basis of the shareholder's shares but rather will reduce the adjusted basis of the shares. To the extent such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, shares are treated as a USRPI, then unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will also give rise to gain from the sale or exchange of the shares, the tax treatment of which is described below.

     Distributions that are designated by EPR at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business (or, if an income tax treaty applies, it is attributable to a United States permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (except that a Shareholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Shareholder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individuals capital gains.

     For each year in which EPR qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by EPR of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by EPR, will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as gain effectively connected with a U.S. trade or business regardless or whether such dividends are designated as capital gain dividends. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) on such distributions. Also, distributions of USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption or rate reduction. EPR is required by applicable Treasury Regulations to withhold a portion of any distribution consisting of USRPI Capital Gains. This amount may be creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of shares will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares will not be considered a USRPI if EPR is a "domestically controlled REIT," or if the shares are part of a class that is regularly traded on an established securities market and the holder owned less 5% of the class sold during a specified testing period. A "domestically controlled REIT" is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. EPR believes that it is a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares may be required to withhold 10% of the purchase price and remit such amount to the IRS. However, since our common shares are publicly traded, no assurance can be given in this regard.

     Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with a U.S. trade or business of the Non-U.S. Shareholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the proceeds of a disposition of shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if (i) the payment is made through an office outside the U.S. of a broker that is either (a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (c) a "controlled foreign corporation" for U.S. federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder otherwise is entitled to an exemption.

     Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements described above, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule under which a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designed by the REIT as capital gain dividend. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules.

  EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF FOREIGN SHAREHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

  POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective investors should recognize that the present federal income tax treatment of an investment in EPR may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in EPR.

  STATE TAX CONSEQUENCES AND WITHHOLDING

     EPR and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of EPR and its shareholders may not conform to the federal income tax consequences discussed above. Several states in which EPR may own properties treat REITs as ordinary corporations. EPR does not believe, however, that shareholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of shares. However, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in EPR.

  YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                           DESCRIPTION OF SECURITIES


     This summary of our securities is not meant to be complete and is qualified in its entirety by reference to our Amended and Restated Declaration of Trust and Amended Bylaws, copies of which have been filed with the SEC as Exhibits 4.2 and 4.4 to the Registration Statement and are incorporated by reference herein.


  GENERAL

     Our Declaration of Trust authorizes us to issue up to 50,000,000 common shares and up to 5,000,000 preferred shares. As permitted by Maryland law, our Declaration of Trust permits the Board of Trustees, without shareholder approval, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have authority to issue. Under Maryland law, a shareholder is not personally liable for the obligations of a REIT solely as a result of his or her status as a shareholder.

     As of April 18, 2002, a total of 17,101,759 common shares were outstanding and no preferred shares were outstanding.

     The transfer agent and registrar for our shares is UMB Bank, n.a.

  COMMON SHARES

     Holders of our common shares have the following rights:

     - Dividends -- Common shareholders have the right to receive dividends when and as declared by the Board of Trustees

     - Voting Rights -- Common shareholders have the right to vote their shares. Each common share has one vote on all matters submitted for shareholder approval, including the election of trustees. We do not have cumulative voting in the election of trustees, which means the holders of a majority of our outstanding common shares can elect all of the trustees nominated for election and the holders of the remaining common shares will not be able to elect any trustees.

     Liquidation Rights -- If we liquidate, holders of common shares are entitled to receive all remaining assets available for distribution to common shareholders after satisfaction of our liabilities and the preferential rights of any preferred shares which may be issued in the future.

     Other Features -- Our outstanding common shares are fully paid and nonassessable. Common shareholders do not have any preemptive, conversion or redemption rights.

  PREFERRED SHARES

     The relative dividend, voting, liquidation, conversion, redemption and other rights and preferences on any preferred shares we may offer shall be determined by the Board of Trustees. The Prospectus Supplement applicable to any preferred shares will describe such things as:

     - the serial designation and the number of shares constituting that series

     - the dividend rates or the amount of dividends to be paid on the shares of that series, whether dividends will be cumulative and, if so, from which date or dates, the payment and record date or dates for dividends, and the participating and other rights, if any, with respect to dividends

     - the voting powers, full or limited, if any, of the shares of that series

     - whether the shares of that series will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed

     - the amount or amounts payable upon the shares of that series and any preferences applicable to the shares upon a voluntary or involuntary liquidation, dissolution or winding up of the Company

     - whether the shares of that series will be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of the shares, and if so entitled, the amount of that fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund

     - whether the shares of that series will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of securities of EPR and, if so convertible or exchangeable, the conversion price or prices, the rate or rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange

     - the price or other consideration for which the shares of that series will be issued

     - whether the shares of that series which are redeemed or converted will have the status of authorized but unissued undesignated preferred shares (or series thereof) and whether the shares may be reissued as shares of the same or any other class or series of shares

     - such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Trustees may deem advisable

  OWNERSHIP LIMIT

     Our Declaration of Trust restricts the number of shares which may be owned by shareholders. Generally, for EPR to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities and constructive ownership among specified family members) at any time during the last half of a taxable year. The shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year.

In order to maintain EPR's qualification as a REIT, the Declaration of Trust contains restrictions on the acquisition of shares intended to ensure compliance with these requirements.

     Our Ownership Limit may also act to deter an unfriendly takeover of the Company.

     Our Declaration of Trust generally provides that any person (not just individuals) holding more than 9.8% of our outstanding shares (the "Ownership Limit") may be subject to forfeiture of the shares (including common shares and preferred shares) owned in excess of the Ownership Limit ("Excess Shares"). The Excess Shares may be transferred to a trust for the benefit of one or more charitable beneficiaries. The trustee of that trust would have the right to vote the voting Excess Shares, and dividends on the Excess Shares would be payable to the trustee for the benefit of the charitable beneficiaries. Holders of Excess Shares would be entitled to compensation for their Excess Shares, but that compensation may be less than the price they paid for the Excess Shares. Persons who hold Excess Shares or who intend to acquire Excess Shares must provide written notice to EPR.

  WARRANTS

     The terms of any warrants we may offer shall be established by the Board of Trustees and will be described in a Prospectus Supplement, including such matters as:

     - the title of the warrants

     - the offering price for the warrants

     - the aggregate number of the warrants

     - the designation and terms of the securities purchasable upon exercise of the warrants

     - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security

     - if applicable, the date after which the warrants and any securities issued with them will be separately transferable

     - the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise

     - the dates on which the right to exercise the warrants will commence and expire

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time

     - whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form

     - information relating to book-entry procedures

     - anti-dilution provisions of the warrants, if any

     - redemption, repurchase or analogous provisions, if any, applicable to the warrants

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

  DEBT SECURITIES

     The terms of any debt securities we may offer shall be established by the Board of Trustees and will be described in a Prospectus Supplement, including such matters as:

     - the title of the debt securities

     - the principal amount of the debt securities being offered and any limit upon the aggregate principal amount

     - the date or dates on which the principal will be payable

     - the price or prices at which the debt securities will be issued

     - the fixed or variable rate or rates of the debt securities, or manner of calculation, if any, at which the debt securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to securities of the series in registered form, the record date for the interest payable on any interest payment date

     - the date or dates on which, and the place or places where, the principal of the debt securities will be payable

     - any redemption, repurchase, sinking fund or analogous provisions

     - if other than the principal amount thereof, the portion of the principal amount that will be payable upon declaration of acceleration of the maturity thereof

     - whether we will issue debt securities in registered or bearer form, or both

     - the terms upon which a holder may exchange bearer securities for securities in registered form and vice versa

     - whether we will issue debt securities in the form of one or more "global securities" through the book-entry system of The Depository Trust Company, New York, New York

     - whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether we will have the option to redeem those securities rather than pay those additional amounts

     - the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000

     - whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions

                              PLAN OF DISTRIBUTION

     We may sell common shares, preferred shares, warrants and debt securities:

     - through underwriters or dealers

     - through agents

     - directly to one or more purchasers

     - directly to shareholders

     We may effect the distribution of common shares, preferred shares, warrants and debt securities from time to time in one or more transactions either:

     - at a fixed price or prices which may be changed

     - at market prices prevailing at the time of sale

     - at prices relating to those market prices

     - at negotiated prices

     For each offering of common shares, preferred shares, warrants or debt securities, the Prospectus Supplement will describe the plan of distribution.

     If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price, at any market price in effect at the time of sale or at a discount from any such market price. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If we use dealers in the sale, we will sell securities to those dealers as principals. The dealers may then resell the securities to the public at any market price or other prices to be determined by the dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchasers for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

     Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments they may be required to make.

     We may authorize underwriters, dealers or agents to solicit offers from institutions in which the institution contractually agrees to purchase the securities from us on a future date at a specified price. This type of agreement may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these agreements.

     To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize or maintain the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than EPR has sold to them. In those circumstances, these persons would cover the over-allotments or short positions by purchasing securities in the open market or by exercising an over-allotment option which may be granted to them by EPR. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, under which selling concessions allowed to dealers participating in the offering may be reclaimed if the securities they sell are repurchased in stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

     Underwriters, dealers or agents may engage in transactions with us and may perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Kutak Rock LLP will issue an opinion about the legality of the securities and EPR's qualification and taxation as a REIT under the Code. In addition, the description of EPR's taxation and qualification as a REIT under the caption "Federal Income Tax Consequences" will be based upon the opinion of Kutak Rock LLP. Underwriters, dealers or agents who we identify in a Prospectus Supplement may have their counsel give an opinion on certain legal matters relating to the securities or the offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report which is incorporated by reference in this Prospectus and elsewhere in the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in auditing and accounting.

     On April 5, 2002, we engaged KPMG LLP to audit our financial statements for the year ending December 31, 2002.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are set forth in the following table:


SEC Registration Fee........................................   $ 11,500*
Accounting Fees and Expenses................................     60,000
Legal Fees and Expenses.....................................    100,000
Printing Expenses...........................................     30,000
Miscellaneous...............................................     50,000
Total.......................................................   $251,500


---------------

* of which $8340 has been previously paid under Registration Statement No. 333-78727

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its officers and trustees to the trust and its shareholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. EPR's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     EPR's officers and trustees are and will be indemnified under EPR's Declaration of Trust against certain liabilities. EPR's Declaration of Trust provides that EPR will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify: (a) any individual who is a present or former trustee or officer of EPR; or (b) any individual who, while a trustee or officer of EPR and at the request of EPR, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprises against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. EPR has the power, with the approval of EPR's Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of EPR in any of the capacities described in (a) or (b) above and to any employee or agent of EPR or its predecessors.

     Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which EPR's Declaration of Trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     EPR has entered into indemnity agreements with certain of its officers and trustees which provide for reimbursement of all expenses and liabilities of such persons arising out of any lawsuit or claim against them arising from their service in that capacity, except for liabilities and expenses: (a) the payment of which is judicially determined to be unlawful; (b) relating to claims under
Section 16(b) of the Exchange Act; or (c) relating to judicially determined criminal violations. EPR has obtained director's and officer's liability insurance for the purpose of funding any such indemnification.


ITEM 16.  EXHIBITS



EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   1.1        Form of Underwriting Agreement (to be filed by amendment or by a Current Report on Form 8-K incorporated by reference
              herein)
   4.1        Amended and Restated Declaration of Trust of the Company
              (incorporated by reference to the Company's Current Report on Form 8-K filed on June 7, 1999)
   4.2        Amended Bylaws of the Company (incorporated by reference to the Company's Current Report on Form 8-K filed on June 7,
              1999)
   4.3        Form of share certificate for common shares of beneficial
              interest of the Company (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
   5.1        Opinion of Kutak Rock LLP (incorporated by reference to the
              Company's Registration Statement on Form S-3 filed on April
              30, 2002)
   8.1        Tax Opinion of Kutak Rock LLP
  10.1        Form of Agreement of Sale and Purchase between the Company and American Multi-Cinema, Inc. (incorporated by reference to the Company's Registration Statement on Form S-11, as
              amended, file No. 333-35281)
  10.2        Form of Option Agreement between the Company and American
              Multi-Cinema, Inc. (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.3        Form of Option Agreement between the Company and Clip
              Funding, Limited Partnership (incorporated by reference to the Company's Registration Statement on Form S-11, as
              amended, file No. 333-35281)
  10.4        Form of AMCE Right to Purchase Agreement between the Company and AMC Entertainment Inc. (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.5        Form of Lease entered into between the Company and American
              Multi-Cinema, Inc. (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.6        Form of Guaranty of Lease entered into between the Company and AMC Entertainment, Inc. (incorporated by reference to
              the Company's Registration Statement on Form S-11, as
              amended, file No. 333-35281)
  10.7        Credit Agreement dated March 2, 1998 among the Company, EPT
              DownREIT, Inc., The Bank of New York and other lenders
              (incorporated by reference to the Company's Registration
              Statement on Form S-11, as amended, file No. 333-35281)
  10.8        Form of Indemnification Agreement entered into between the
              Company and each of its trustees and officers (incorporated by reference to the Company's Registration Statement on Form
              S-11, as amended, file No. 333-35281)
  10.9        1997 Share Incentive Plan (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  10.10       Deferred Compensation Plan for Non-Employee Trustees
              (incorporated by reference to the Company's Registration
              Statement on Form S-11, as amended, file No. 333-35281)
  10.11       Annual Incentive Program (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.12       Employment Agreement with David M. Brain.
  10.13       Loan Agreement, dated as of June 29, 1998 between EPT
              DownREIT, II, Inc., as Borrower and Archon Financial, LP as
              Lender (incorporated by reference to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 1998)
  10.14       Mortgage and Security Agreement, Deed of Trust and Security
              Agreement and Loan Agreement for secured loans aggregating
              $20.2 million to 3 Theatres, Inc. a wholly-owned subsidiary of EPT DownREIT, Inc. (incorporated by reference to the
              Company's Quarterly Report on Form 10-Q for the quarter
              ended March 31, 2000)
  10.15       Fourth Amendment to Credit Agreement dated as of March 2,
              1998 among Entertainment Properties Trust as Borrower and
              the Lenders party thereto (incorporated by reference to the
              Company's Current Report on Form 8-K dated September 28,
              2000)
  10.16       Mezzanine Loan Agreement dated February 14, 2001, between
              Megaplex Holdings, Inc. and iStar Funding, LLC (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000)
  10.17       Loan Agreement dated February 14, 2001, between Megaplex
              Nine, Inc. and Bear Stearns Funding, Inc. (incorporated by reference to the Company's Annual Report on Form 10-K for
              the year ended December 31, 2000)
  10.18       Amended and Restated Credit Agreement dated May 18, 2001,
              between Entertainment Properties Trust and iStar Financial,
              Inc. (incorporated by reference to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 2001)
  10.19       Second Amended and Restated Credit Agreement dated as of
              October 31, 2001 between Entertainment Properties Trust and
              SFT II, Inc. (incorporated by reference to the Company's
              Annual Report on Form 10-K for the year ended December 31,
              2001)
  10.20       Master Credit Agreement dated May 3, 2002 among the Company,
              30 West Pershing, LLC and Fleet National Bank for a secured revolving credit facility in the maximum principal amount of
              $50,000,000
  23.1        Consent of Ernst & Young LLP
  23.2        Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1)
  24.1        Power of Attorney (incorporated in the signature page to the
              Registration Statement on Form S-3 filed on April 30, 2002)


---------------


ITEM 17.  UNDERTAKINGS


     EPR undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by EPR pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Act, each filing of EPR's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) For purposes of determining any liability under the Act, any information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to trustees, officers and controlling persons of EPR pursuant to the provisions described under Item 15 B Indemnification of Trustees and Officers above, or otherwise, EPR has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by EPR of expenses incurred or paid by a trustee, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, EPR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri on May 17, 2002.


                                          ENTERTAINMENT PROPERTIES TRUST

                                          By:      /s/ DAVID M. BRAIN
                                            ------------------------------------
                                                       David M. Brain
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----



                /s/ PETER C. BROWN*                                Chairman                May 17, 2002
  ------------------------------------------------
                   Peter C. Brown




                 /s/ DAVID M. BRAIN                   President, Chief Executive Officer   May 17, 2002
  ------------------------------------------------               and Trustee
                   David M. Brain




               /s/ ROBERT J. DRUTEN*                               Trustee                 May 17, 2002
  ------------------------------------------------
                  Robert J. Druten




                 /s/ SCOTT H. WARD*                                Trustee                 May 17, 2002
  ------------------------------------------------
                   Scott H. Ward




               /s/ DANLEY K. SHELDON*                              Trustee                 May 17, 2002
  ------------------------------------------------
                 Danley K. Sheldon




                 /s/ FRED L. KENNON                       Vice President, Treasurer        May 17, 2002
  ------------------------------------------------       and Chief Financial Officer
                   Fred L. Kennon




  *By:               /s/ DAVID M. BRAIN                                                    May 17, 2002
         ------------------------------------------
              David M. Brain, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   1.1        Form of Underwriting Agreement (to be filed by amendment or by a Current Report on Form 8-K incorporated by reference
              herein)
   4.1        Amended and Restated Declaration of Trust of the Company
              (incorporated by reference to the Company's Current Report on Form 8-K filed on June 7, 1999)
   4.2        Amended Bylaws of the Company (incorporated by reference to the Company's Current Report on Form 8-K filed on June 7,
              1999)
   4.3        Form of share certificate for common shares of beneficial
              interest of the Company (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
   5.1        Opinion of Kutak Rock LLP (incorporated by reference to the
              Company's Registration Statement on Form S-3 filed on April
              30, 2002)
   8.1        Tax Opinion of Kutak Rock LLP
  10.1        Form of Agreement of Sale and Purchase between the Company and American Multi-Cinema, Inc. (incorporated by reference to the Company's Registration Statement on Form S-11, as
              amended, file No. 333-35281)
  10.2        Form of Option Agreement between the Company and American
              Multi-Cinema, Inc. (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.3        Form of Option Agreement between the Company and Clip
              Funding, Limited Partnership (incorporated by reference to the Company's Registration Statement on Form S-11, as
              amended, file No. 333-35281)
  10.4        Form of AMCE Right to Purchase Agreement between the Company and AMC Entertainment Inc. (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.5        Form of Lease entered into between the Company and American
              Multi-Cinema, Inc. (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.6        Form of Guaranty of Lease entered into between the Company and AMC Entertainment, Inc. (incorporated by reference to
              the Company's Registration Statement on Form S-11, as
              amended, file No. 333-35281)
  10.7        Credit Agreement dated March 2, 1998 among the Company, EPT
              DownREIT, Inc., The Bank of New York and other lenders
              (incorporated by reference to the Company's Registration
              Statement on Form S-11, as amended, file No. 333-35281)
  10.8        Form of Indemnification Agreement entered into between the
              Company and each of its trustees and officers (incorporated by reference to the Company's Registration Statement on Form
              S-11, as amended, file No. 333-35281)
  10.9        1997 Share Incentive Plan (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.10       Deferred Compensation Plan for Non-Employee Trustees
              (incorporated by reference to the Company's Registration
              Statement on Form S-11, as amended, file No. 333-35281)
  10.11       Annual Incentive Program (incorporated by reference to the
              Company's Registration Statement on Form S-11, as amended, file No. 333-35281)
  10.12       Employment Agreement with David M. Brain.
  10.13       Loan Agreement, dated as of June 29, 1998 between EPT
              DownREIT, II, Inc., as Borrower and Archon Financial, LP as
              Lender (incorporated by reference to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 1998)
  10.14       Mortgage and Security Agreement, Deed of Trust and Security
              Agreement and Loan Agreement for secured loans aggregating
              $20.2 million to 3 Theatres, Inc. a wholly-owned subsidiary of EPT DownREIT, Inc. (incorporated by reference to the
              Company's Quarterly Report on Form 10-Q for the quarter
              ended March 31, 2000)

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  10.15       Fourth Amendment to Credit Agreement dated as of March 2,
              1998 among Entertainment Properties Trust as Borrower and
              the Lenders party thereto (incorporated by reference to the
              Company's Current Report on Form 8-K dated September 28,
              2000)
  10.16       Mezzanine Loan Agreement dated February 14, 2001, between
              Megaplex Holdings, Inc. and iStar Funding, LLC (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000)
  10.17       Loan Agreement dated February 14, 2001, between Megaplex
              Nine, Inc. and Bear Stearns Funding, Inc. (incorporated by reference to the Company's Annual Report on Form 10-K for
              the year ended December 31, 2000)
  10.18       Amended and Restated Credit Agreement dated May 18, 2001,
              between Entertainment Properties Trust and iStar Financial,
              Inc. (incorporated by reference to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 2001)
  10.19       Second Amended and Restated Credit Agreement dated as of
              October 31, 2001 between Entertainment Properties Trust and
              SFT II, Inc. (incorporated by reference to the Company's
              Annual Report on Form 10-K for the year ended December 31,
              2001)
  10.20       Master Credit Agreement dated May 3, 2002 among the Company,
              30 West Pershing, LLC and Fleet National Bank for a secured revolving credit facility in the maximum principal amount of
              $50,000,000
  23.1        Consent of Ernst & Young LLP
  23.2        Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1)
  24.1        Power of Attorney (incorporated in the signature page to the
              Registration Statement on Form S-3 filed on April 30, 2002)